Exhibit 99.1

PriceSmart Announces Mexico Joint Venture and Agreement to Sell $20 Million of Preferred Stock

        SAN DIEGO, CA—January 15, 2002—PriceSmart, Inc. (NASDAQ: PSMT—http://www.pricesmart.com) today announced a major investment by, and the entering of a joint venture agreement with, Grupo Gigante, S.A. de C.V. (Mexico: GIGANTE.MX—www.grupogigante.com.mx), one of Mexico's largest grocery and retail store chains. PriceSmart and Gigante have agreed to invest initially up to a total of $40 million for the opening of Mexico's first four PriceSmart stores within the next 18 months, with 2 of the stores to open in time for the 2002 Christmas shopping season, and may invest additional funds as necessary for further expansion of the joint venture in the future. PriceSmart and Gigante will contribute $20 million each to the 50/50 venture. PriceSmart, through a management agreement, will run the day-to-day operations of the warehouses. The joint venture will benefit from the purchasing power that Gigante brings to the transaction with its $3 billion in annual sales.

        "We are very excited about the opportunity to work with Gigante to develop PriceSmart into a respected name in retail in Mexico," said Gil Partida, PriceSmart's President and Chief Executive Officer. "This is a remarkably good fit for us. It means more than just entering a very large and demographically ideal market with the assistance of an experienced and proven Mexican retailer. We are perhaps more excited about the opportunities inherent in our combined purchasing power, resulting in some quite significant savings to PriceSmart's members in our Mexico stores, and soon, in our stores outside of Mexico."

        This is a joint venture where the whole will be greater than the sum of the parts. It's a good business in which to invest," said Roberto Salvo, Gigante's Chief Executive Officer. "After having studied PriceSmart's impressive successes in Central America and the Caribbean during the last two years, we knew it was a natural fit for us and for Mexico. Large warehouse clubs have performed very well in Mexico. PriceSmart's smaller store format is even better suited for the needs of our country. It will allow us to reach all corners of Mexico and give a far greater number of Mexicans the opportunity to take advantage of a great idea."

        Gigante has agreed to invest $15 million for a newly issued series of PriceSmart convertible redeemable preferred stock with a stated amount of $15 million and a warrant to purchase 200,000 shares of PriceSmart common stock at an exercise price of $37.50 per share. The preferred stock will be convertible into shares of PriceSmart common stock at a conversion price of $37.50, will require dividend payments at a rate of 8% per year, and will be redeemable at PriceSmart's option five years after issuance. Other entities related to Sol Price have agreed to purchase $5 million of the new series of preferred stock, under similar terms and conditions as Gigante, and entities related to Sol Price and Robert Price have granted Gigante a one-year right of first refusal to purchase shares of PriceSmart capital stock held by them. Sol and Robert Price beneficially own approximately 38% of PriceSmart's common stock through various entities.

        PriceSmart now operates 24 warehouse clubs in 11 countries in Central America, the Caribbean and Asia (four in Panama; three each in Costa Rica, Dominican Republic, and Guatemala; two each in El Salvador, Honduras, the Philippines, and Trinidad; and one each in Aruba, Barbados, and the United States Virgin Islands). PriceSmart also licenses nine warehouses in China and one in Saipan, Micronesia. The Company is currently on track to meet its fiscal 2002 revenue goal of $650 million.

        PriceSmart, headquartered in San Diego, is a volume-driven, membership merchandise and services provider, delivering quality, value and low prices to the rapidly emerging consumer class in Latin America, the Caribbean and Asia.

        This press release contains forward-looking statements that are subject to risks and uncertainties that might cause actual results to differ from those foreseen, including the following risks: our financial performance is dependent on international operations; the success of our business requires effective assistance from local business people with whom we have established strategic relationships; any failure by us to manage our growth could adversely affect our business; we face significant competition; we may encounter difficulties in the shipment of goods to our warehouses; we are exposed to weather and other risks associated with our operations in Central America, the Caribbean and Asia; declines in the economies of the countries in which we operate our warehouse stores would harm our business; the loss of key personnel could harm our business; and we are subject to volatility in foreign currency exchange; as well as the other risks detailed in the Company's SEC reports, including the Company's Form 10-K filed pursuant to the Securities and Exchange Act of 1934 on November 29, 2001.

        For further information, please contact Gil Partida, President and CEO, 858-581-4912, or Allan Youngberg, Executive Vice President and CFO, 858-581-7727.